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                                                                   EXHIBIT 10.10

As concerns:
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Evans & Sutherland and James Oyler

1.  Position                 President and Chief Executive Officer and member of
    --------                 the Board of Directors, effective November 28.

2.  Compensation
    ------------

    Base Salary              $300,000 per annum.

    Incentive Bonus          Approximately 50% of base salary "at plan
                             performance" with a sliding scale applying to both below (with limits) and above "plan performance".
                             We have yet to establish the plan for 1995 and the criteria for paying our incentive awards. As we discussed, the bonus or incentive system is in the process of being substantially revised and it is important that the changes underway have your input and approval, as well as that of the Compensation
                             Committee of the Board of Directors.

3.  Stock Options Grant      150,000 shares to be granted under the terms of the
    -------------------      Evans & Sutherland Option Plan, the price to be
                             the market price on November 28.

                             An addition of 25,000 shares will be "targeted" for the end of your first year, in accordance with our incentive system.

4.  Other Benefits           You will be eligible for the Evans & Sutherland
    --------------           Medical, Life Insurance, Retirement, and any other
                             applicable program benefits.

5.  Relocation and           It is my understanding that you intend to relocate
    --------------           your family next summer to Salt Lake City; however,
    related issues           you plan to purchase a home in the Salt Lake City
    --------------           area as soon as practical.  As pertains to the home
                             in the Boston area recently purchased, you will decide, probably with the next three to six months, whether you will keep this property or dispose of it. Evans & Sutherland will:

                             a) cover a reasonable number of trips by you
                                between Salt Lake City and Boston, and the same for your family for house hunting purposes for a reasonable period.

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                             b) provide you with temporary living expenses in
                                Salt Lake City - an apartment, etc. - for up to six months while you are looking for a permanent residence.

                             c) either purchase your home in the Boston area or
                                cover your closing costs if you choose to handle the sale yourself. If you choose to maintain possession of such property, Evans & Sutherland will have no further obligations. Although it is your intent to reach a decision within the next several months, Evans & Sutherland will stand by with the offer to either purchase the property or cover your closing costs for one year.

                             d) cover costs involved in severing your current
                                rental agreement in the Boston area, allowing you to relocate to Salt Lake City as soon as possible. It is understood that you will attempt to negotiate the terms of your lease and any remaining lease obligations with the owner of the rental property, so as to avoid any such costs or penalty. In any event, the unexpired lease term would not exceed nine months at $2400 per month.

                             e) cover your "extra" mortgage payments - defined
                                as those on the Salt Lake City residence - until we have resolution on the Boston property, not to exceed nine months and $6500 per month.

                             f) cover your move under the Evans & Sutherland
                                relocation policy, plus provide an additional one-time move expense related payment of $50,000.

6.  Severance                In the unlikely event that things don't work out
    ---------                and you are dismissed for other than cause, you
                             will have a severance of one year's base pay plus prior years actual bonus and medical and life insurance benefits for one year.

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                             Evans & Sutherland does have certain Change of
                             Control protection of key officers. Consistent with this protection, Evans & Sutherland will protect you for the equivalent of two years pay and two years of medical and life insurance coverage and fully vest all outstanding stock options, assuming you choose not to accept employment with the acquiring party. If such change of control were to take place within the next two years, Evans & Sutherland will also protect you for mortgage payment on your home for a period of nine months or until the property is sold.

Accepted for Evans & Sutherland            Accepted by James Oyler

   /s/ S. CARRELL                              /s/ J.R. OYLER
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Date:  Nov. 28, 1994                       Date:  28 Nov. 94
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